EXHIBIT 27 (l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the Registration Statement on Form N-4 (Nos. 333-22375 and 811-3199) (the “Registration Statement”) of our report dated April 23, 2021, relating to the financial statements of Zurich American Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2021, relating to the financial statements of each of the subaccounts of ZALICO Variable Annuity Separate Account indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 30, 2021